UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 9, 2010

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective June 9, 2010, Unigene Laboratories, Inc. (the “Company”) terminated Dr. Warren Levy’s employment as the Company’s President and Chief Executive Officer.  Dr. Levy remains an employee of the Company and a member of the Company’s Board of Directors (the “Board”).

(c)           On June 9, 2010, the Company appointed Ashleigh Palmer as the Company’s President and Chief Executive Officer and he will serve as a director of the Company.  Mr. Palmer, who is 47 years old, served as Chief Executive Officer of Critical Biologics Corporation from 2006 to 2010.  He also served as Acting Interim Chief Executive Officer of CanFite BioPharma from 2004 to 2005.  He currently serves as President of Creative BioVentures Corporation, a position he has held since 2003.

In connection with this appointment, the Company entered into an employment agreement (the “Agreement”), effective June 9, 2010 (the “Effective Date”), with Ashleigh Palmer.  The Agreement, pursuant to which Mr. Palmer will serve as the Company’s Chief Executive Officer, provides for a one year term (the “Term”) and establishes Mr. Palmer’s annual salary as $360,000.  It also grants him a $40,000 signing bonus and an option (the “Option”) to purchase 1,500,000 shares of Company common stock, exercisable at the closing price of the Company’s common stock on the Effective Date.  One-third of the Option will vest on each of the first, second and third year anniversaries of the Effective Date, provided that Mr. Palmer remains employed by the Company through each vesting date.  The Option will be exercisable (to the extent vested) until the earlier of three and one-half years following the vesting date or ten years following the grant date.  The Agreement also provides that if the requisite number of Company stockholders approve, at the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on June 15, 2010, the proposal to increase the shares available for grant under the Company’s 2006 Stock-Based Incentive Compensation Plan, as amended (the “Plan”), the Board may choose to grant Mr. Palmer an option (the “Additional Option”) to purchase up to an additional 500,000 shares of Company common stock.  If granted, the Additional Option shall be subject to terms similar to those of the Option.  The Plan provides that the exercise price of the Additional Option shall be the closing price of the Company’s common stock on the grant date of such option.

Furthermore, pursuant to the Agreement, Mr. Palmer will receive a lump sum bonus of $250,000 if beginning during the Term the closing price of the Company’s common stock on the Over-the-Counter Bulletin Board (or whatever market on which such stock is trading) is $2.00 per share or greater for sixty consecutive trading days.  Mr. Palmer is also permitted to participate in the Company’s regular bonus program and employee benefit plans.

The Agreement provides that upon (a) termination of Mr. Palmer’s employment by the Company for any reason other than cause (as defined in the Agreement), (b) Mr. Palmer’s resignation upon sixty days advance written notice within sixty days of a change of control of the Company or (c) Mr. Palmer’s resignation for good reason (which is defined to mean the Company’s failure to employ Mr. Palmer in an executive position, a material diminution of Mr. Palmer’s salary and benefits in the aggregate or a 75 mile or more relocation of Mr. Palmer’s regular work location), (i) the Company will make a severance payment to Mr. Palmer equal to the greater of (x) the unpaid portion of his annual salary for the remainder of the Term or (y) three months of his then-current annual base salary, payable in accordance with the regular payroll cycle of the Company, and (ii) the Company will pay the applicable premiums for coverage of Mr. Palmer and his family under the Company’s health plans for three months immediately following the date of his termination, provided he timely and properly elects continuation of such coverage under COBRA and remains eligible for such coverage.   In addition, if Mr. Palmer’s employment is terminated by the Company for any reason other than cause, one-third of the Option will vest.

The Agreement also contains a non-disparagement clause, as well as non-competition and non-solicitation clauses that apply for one year following Mr. Palmer’s termination of employment for any reason, and obligates Mr. Palmer to maintain the confidentiality of any business or scientific information that he receives during the course of his employment.  This description of the Agreement does not purport to be complete and it is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

The Company issued a press release announcing Mr. Palmer’s appointment on June 9, 2010.  A copy of the press release is furnished as Exhibit 99.1 to this report.

(e)           The information provided about the Agreement in Item 5.02(c) of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02(e).

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
10.1	Employment Agreement by and between Unigene Laboratories, Inc. and Ashleigh Palmer, dated June 9, 2010

99.1	Press Release dated June 9, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

By:	/s/ William Steinhauer
William Steinhauer, Vice President of Finance

Date:        June 9, 2010

Exhibit Index

Exhibit No.	Document Description
10.1	Employment Agreement by and between Unigene Laboratories, Inc. and Ashleigh Palmer, dated June 9, 2010

99.1	Press Release dated June 9, 2010